SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):    March 2, 2009

TRUE NORTH ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-51519	98-043482
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Allen Center, 1200 Smith Street 16th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 353-3948

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

Event of Default

Due to the recent decreases in oil and gas prices, we were unable to pay the $100,000 payment due on March 2, 2009 to Valens U.S. SPV I, LLC (“Valens US”) and Valens Offshore SPV II Corp. (“Valens Offshore”).  Valens US and Valens Offshore, hereinafter referred to as the “Holders,” are the holders of our Amended and Restated Secured Term Notes (the “Valens Notes”) dated March 31, 2008. Our failure to pay the amount due March 2, 2009 and not make payment within three days thereafter constituted an event of default under the Valens Notes.

On March 5, 2009 the Holders provided us with written notice of default (the “Notice”) under which they have advised us that the obligations and liabilities owed by us to the Holders under the Valens Notes and related documents have been accelerated. The Notice makes demand on us to pay the sum of $4,513,264.59 (which is a Default Payment, as such term is defined in the Valens Notes, constituting 125% of outstanding principal amount of the Valens Notes plus accrued but unpaid interest due thereon and any fees and other amounts due under the Valens Notes) to the Holders no later than 2:00 pm (New York time) on March 10, 2009 and provides further that in the event of non-payment by the payment date and time that the Holders will exercise their rights and remedies against us, as applicable, under the Valens Notes and related documents and applicable laws.  Under the Notice, the Holders have reserved their right to immediately commence foreclosure proceedings against our assets, as applicable.  Under any such foreclosure proceedings, the Holders will seek to take possession of the assets owned by us and our wholly owned subsidiary, ICF Energy Corporation (“ICF”), covered by the liens and security interests granted to the Holders under the Master Security Agreement dated September 18, 2007, and related agreements.  These assets include all of our producing oil and gas properties.  We do not believe that the Holders have the right to take possession of our Alaska and Colorado properties.  On February 26, 2009, in reliance on Section 7.4 of the September 18, 2007 Securities Purchase Agreement among us, ICF and the Holders, we provided the Holders with a formal written request for the release of the liens and security interests created under the Deeds of Trust on our Alaska and Colorado properties.  We did so on the basis that the Holders were required to release such liens and security interests on the Alaska and Colorado properties effective September 18, 2008 as we were, to the best of our knowledge, then current in our payments due under the Notes and not then in default under the Notes.  The Holders have yet to respond to our release request.

Our Board of Directors is currently reviewing the Notice and evaluating whether  options such as the declaration of bankruptcy, going dark, obtaining capital from other sources or other strategic alternatives are available to us.  We do not have the resources to satisfy the monetary obligations demanded in the Notice and will, therefore, be making a determination shortly as to what actions we will take in response to the Notice and in furtherance of our request to the Holders to release the liens and security interests on our Alaska and Colorado properties.

The Valens Notes

On September 18, 2007 we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the Holders pursuant to which we sold secured term notes to the Holders in the aggregate principal amount of $3,750,000.  The notes were amended on December 7, 2007 and on March 31, 2008 the Holders made an additional advance to us in the aggregate amount of $425,000.  As of February 28, 2009 the aggregate principal amount due under the Valens Notes was $3,561,482.26.

The Valens Notes mature on September 18, 2010 (the “Maturity Date”) and provide for interest payments on the outstanding principal amount at the rate of 13% per annum payable monthly in arrears.  The interest rate associated with the Valens Notes increases following the occurrence and during the continuance of an event of default by 2% per month. Amortizing payments of principal are due monthly on the first business day of each month through and including the Maturity Date (each an “Amortization Date”). Monthly debt service payments required by the Valens Notes are equal to (A) the greater of (i) $100,000 or (ii) eighty percent of the net revenues relating to all oil and gas properties of ICF for the calendar month immediately preceding the applicable Amortization Date (which increases to one hundred percent of the net revenues upon the occurrence and during the continuance of an event of default) plus (B) any other unpaid amounts then owing under the Notes, the Securities Purchase Agreement or any other related agreements.

ITEM 8.	OTHER EVENTS

Termination of Advisory Board

As the result of our financial condition, on March 5, 2009 we reached mutual agreement with each member of our Advisory Board to terminate the Advisory Board effective March 5, 2009.  In connection therewith, we and each member of the Advisory Board agreed to waive the 30 day prior written notice requirement provided for in our engagement letters with the Advisory Board members to effect such termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE NORTH ENERGY CORPORATION

Dated: March 6, 2009	By:	/s/ John I. Folnovic
	Name:	John I. Folnovic
	Title:	President and Chief Executive Officer